Selective Logo
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (EST) on Oct. 26, 2004
 Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com

Selective Insurance Group Reports
2004 3rd Quarter Earnings
Net income up 92%
Operating income1 up 94%
Operating cash flow up 31%, to $140 million
Company raises dividend 12%

Branchville, NJ - Oct. 26, 2004 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported net income of $28.3 million, or $0.90 per diluted share, for the third quarter ended Sept. 30, 2004, an increase of 92%, compared with $14.7 million, or $0.53 per diluted share, for the same period last year. Operating income1 increased 94%, to $27.3 million, or $0.87 per diluted share, for the third quarter 2004, compared with $14 million, or $0.51 per diluted share, for the third quarter 2003.

Net premiums written increased 12% to $356.5 million for the third quarter 2004, compared with the same period last year. Selective's GAAP combined ratio improved more than four points, to 98.1% for the quarter, compared with 102.2% for the third quarter of 2003. For the same period, the statutory combined ratio improved almost five points to 96.2%, compared with 100.9%. Weather-related catastrophe losses accounted for 3.6 points of both the GAAP and statutory combined ratios for the third quarter 2004, or $7.9 million, after-tax. That compared with 4.7 points, or $8.8 million after-tax, for the third quarter of 2003. Selective's commercial lines operation, which represents 84% of premium volume, posted a statutory combined ratio of 96.5% for the quarter, an improvement of 2.8 points compared with third quarter 2003. For the comparable period, the personal lines statutory combined ratio improved 12.7 points, to 94.6%.

1Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc., Chairman, President and CEO Gregory E. Murphy stated: "We continue to deliver superior products, service and value-added offerings to agents and customers through Selective's high-tech, high-touch approach, and have now positioned the company as one of the strongest regional carriers. We generated another solid quarter with operating income1 up 94%. Our GAAP combined ratio improved 4.1 points, and cash from operations was up 31% to $140 million. Selective's commercial lines premiums grew 14% for the quarter and commercial lines renewal price increases were up 9.4%. Pricing continued to outpace loss trends this quarter, and we maintain a favorable outlook for our commercial lines business."

Murphy added: "At a time when financial strength has never been more critical, Fitch Ratings has upgraded Selective's financial strength rating to 'A+,' due, in part, to our consistently favorable and improving commercial lines performance.

"As a result of ongoing improvements across the operation, the Board of Directors approved a 12% increase in the cash dividend on our common stock, to $0.19 per share for the quarter." The dividend is payable Dec. 1, 2004 to stockholders of record on Nov. 15, 2004.

Selective was again named to the "Ward's 50 Benchmark Group," a listing of the 50 top performing companies in the property-casualty insurance sector. The consulting group analyzed more than 2,900 property-casualty insurance companies to identify the top 50 that excelled at balancing safety, consistency and performance over the past five years.

In addition, the Professional Independent Agent Association named Selective the national "Company of Excellence" for 2004. The prestigious award honored Selective for its extraordinary commitment to the independent agency system.

Murphy said: "This national recognition is truly a great honor, and an indication of the progress we continue to forge with agents who share our passion for exceeding customer expectations through the best combination of high-tech and high-touch."

Stockholders' equity at Sept. 30, 2004 was up 17% to $834.2 million compared with Sept. 30, 2003. For the same period, book value per share increased 14%, to $30.04.

Overall revenue for the third quarter 2004 increased 15% to $396.2 million, compared with third quarter 2003. Revenue at the Company's Diversified Insurance Services was up 13%, to $27.6 million, while return on revenue for this operation increased to 11.3%, compared with 7.7% for third quarter 2003.

The Company reported net income of $84.7 million, or $2.70 per diluted share, for the nine months ended Sept. 30, 2004. Operating income1 was $80.1 million, or $2.56 per diluted share, for the nine-month period. For the comparable period last year, the Company reported net income of $42.5 million, or $1.54 per diluted share, and operating income1 of $37.1 million, or $1.35 per diluted share. Selective's GAAP combined ratio improved to 97.2% for the nine months, compared with 103.2% for the nine-month period ended Sept. 30, 2003. For the same period, the statutory combined ratio improved to 95.6%, compared with 101.6%.

The company also announced it has updated its Investor Disclosure Guidelines to permit the disclosure of forward-looking estimates at any time during the year. The revised information is available in the Corporate Governance section of the company's website at www.selective.com. Selective will host an Investor Day at the NASDAQ MarketSite in New York City on Nov. 9, 2004.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on Oct. 27, 2004, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Nov. 29, 2004.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

This press release contains certain statements that are not historical facts and are considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by use of words such as may, will, could, would, should, expect, plan, anticipate, target, project, intend, believe, estimate, predict, potential, pro forma, seek, likely, or continue or other comparable terminology. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by the forward-looking statements.  These statements are only predictions and we can give no assurance that such expectations will prove to be correct. These risks and uncertainties include, but are not limited to:

  The frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
  Adverse economic, market or regulatory conditions;
  The concentration of our business in a number of east coast and Midwestern states;
  The adequacy of our loss reserves;
  The cost and availability of reinsurance;
  Our ability to collect on reinsurance and the solvency of our reinsurers;
  Uncertainties related to insurance premium rate increases and business retention;

  Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;
  Our ability to maintain favorable ratings from A.M. Best, Standard & Poor's, Moody's and Fitch;
  Fluctuations in interest rates and the performance of the financial markets;
  Our entry into new markets and businesses; and
  Other risks and uncertainties we identify in filings with the Securities and Exchange Commission, including, but not limited to the Annual Report on Form 10-K; although we do not promise to update such forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect these statements.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)

3 months ended September 30:	2004	2003
Net premiums written	$356,451	317,513
Net premiums earned	337,074	289,681
Net investment income	29,146	27,324
Diversified insurance services revenue	27,648	24,453
Total revenues	396,187	343,342

Operating income	27,268	14,048
Capital gain, after-tax	1,060	669

Net income	$28,328	14,717
	==========	==========

Statutory combined ratio	96.2%	100.9%
GAAP combined ratio	98.1%	102.2%

Operating income per diluted share	$0.87	0.51
Net income per diluted share	0.90	0.53
Weighted average diluted shares	32,398	27,723
Book value per share	$30.04	26.32

*All amounts included in this release exclude inter-company transactions.

(in thousands, except per share data)

9 months ended September 30:	2004	2003
Net premiums written	$1,080,963	947,779
Net premiums earned	978,366	832,867
Net investment income	87,268	84,103
Diversified insurance services revenue	78,274	69,272
Total revenues	1,153,444	996,914

Operating income	80,095	37,061
Capital gain, after-tax	4,635	5,442

Net income	$84,730	42,503
	==========	==========

Statutory combined ratio	95.6%	101.6%
GAAP combined ratio	97.2%	103.2%

Operating income per diluted share	$2.56	1.35
Net income per diluted share	2.70	1.54
Weighted average diluted shares	32,340	27,555
Book value per share	$30.04	26.32

*All amounts included in this release exclude inter-company transactions.